Exhibit 10(v)
POTASH CORPORATION OF SASKATCHEWAN INC.
AMENDMENT TO THE AGREEMENT
     WHEREAS, the Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Corporation”), entered into an agreement (the “Agreement”) that was most recently amended and restated as of February 20, 2007 and subsequently amended on May 16, 2000 and on December 24, 2008 with William J. Doyle of Northbrook, Illinois, an executive of the Corporation (the “Executive”), for the provision by the Corporation to the Executive (or, in the event of the Executive’s death, to the Executive’s designated beneficiary) of a supplemental retirement benefit;
     WHEREAS, the Corporation and the Executive now desire to amend the Agreement to incorporate a new formula for computing the Executive’s benefit under the Agreement with respect to services performed on and after July 1, 2009;
     NOW, THEREFORE, the Agreement is hereby amended, effective as of July 1, 2009, as follows (the “Amendment”):
     1. The definition of “Earnings” in paragraph 1 of the Plan is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following (taking into account the provisions of this Amendment set forth below):
“The term “Earnings” shall mean the Executive’s annual base pay plus:
(a)	100% of all bonuses paid or payable to the Executive in a calendar year pursuant to the Corporation’s annual short-term incentive plan or any similar plan substituted therefor; provided, however, that for purposes of section (b)(ii) of paragraph 4 of this Agreement, the bonus amount taken into account in calculating Earnings shall not exceed the Executive’s annual base pay on which such bonus was based pursuant to the terms of the Corporation’s annual short-term incentive plan; and
(b)	any other payment made in a given year to the Executive which payment is specifically designated to be included in Earnings by the Compensation Committee of the Board of Directors of the Corporation.”
     2. Sections (a) and (b) of paragraph 4 of the Agreement are hereby amended in their entirety to read as follows:
“(a)	5% of the Executive’s average 3 highest calendar years’ Earnings multiplied by

the Executive’s years (including partial years calculated to the last full month completed) of Continuous Service completed before July 1, 2009 up to a maximum of 10 years

PLUS

(b)	the sum of (i) and (ii), where:
(i)	is equal to 2% of the Executive’s average 3 highest calendar years’ Earnings multiplied by

the Executive’s years (including partial years calculated to the last full month completed) of Continuous Service in excess of 25 years to a maximum of 10 additional years, to the extent that such Continuous Service was completed before July 1, 2009; and

(ii)	is equal to 2% of the Executive’s average Earnings for the 3 consecutive calendar years during which the Executive’s Earnings were the highest multiplied by

the Executive’s years (including partial years calculated to the last full month completed) of Continuous Service in excess of 25 years to a maximum of 10 additional years, provided that (A) such Continuous Service was completed on and after July 1, 2009, and (B) the sum of the years of Continuous Service taken into account under section (b)(i) and this section (b)(ii) does not exceed 10

MINUS”
     3. In all other respects the Agreement remains unchanged.

IN WITNESS WHEREOF the Corporation has executed this Amendment by its duly authorized officers on its behalf and the Executive has executed this Amendment 23 day of February, 2009.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ Barbara Jane Irwin

William J. Doyle
/s/ William J. Doyle

SIGNED SEALED AND DELIVERED in the
presence of:

Joseph A. Podwika Name of Witness

/s/ Joseph A. Podwika Signature of Witness